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                                                                              Exhibit 12
                                WASHINGTON NATURAL GAS COMPANY
                      Computations of Ratio of Earnings to Fixed Charges
                                         Consolidated
                                        (in thousands)


                                                           12 Mos. Ended        12 Mos. Ended
                                                            March 31             March 31
                                                              1996                 1995
                                                         ---------------      ---------------

Fixed Charges, as defined:
       Interest on long-term debt                                26,586               28,753
       Interest on short-term debt                                3,394                1,068
       Amortization of Debt Discount                                376                  385
       Other interest expense                                     1,503                1,274
       Interest charges capitalized                               1,110                  100
       Interest portion of rentals                                1,158                1,278
                                                         ---------------      ---------------

       Total fixed charges                                       34,127               32,858


Earnings, as defined:
       Net Income (loss) from
          Continuing operations                                  22,186                3,883
       Add: Federal Income taxes                                 10,690                  352
                                                         ---------------      ---------------
       Pre-tax income from continuing                            32,876                4,235
         operations
       Add total fixed charges above                             34,127               32,858
       Less adjustments to fixed charges
          (a) Interest capitalized during the
              period                                             (1,110)                (100)
                                                         ---------------      ---------------
       Total earnings available for fixed
         charges                                                 65,893               36,993

Ratio of earnings to fixed charges                                 1.93                 1.13
                                                         ===============      ===============

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